EXHIBIT 10.15

MASTER AGREEMENT FOR CONSTRUCTION

THIS AGREEMENT is made and entered into on the 11TH of November                          , 2013, by  ENITIES LISTED ON ATTCEHED EHXBIT  “A “., of Red Lion, PA 17356, hereinafter referred to as “CARTEL;” and Ameri Metro, Inc.., of P.O. Box 124, Red Lion, and 2575 Eastern Blvd. York, 17402, hereinafter referred to as “AMERI.”  CARTEL and AMERI may be referred to collectively herein as “the parties.”

WHEREAS, CARTEL is a nonprofit corporation organized and existing under the laws of the State of Pennsylvania, and AMERI is a business corporation organized and existing under the laws of the State of Delaware; and

WHEREAS, CARTEL has secured or about to secure all necessary approvals by certain Resolutions enacted by the governing body of the state or states the (the Governing Body) recognizes the need to develop transportation alternatives such as a high –speed rail system for the construction of a project consisting of the financing, construction and operation of a high –speed rail, hereinafter referred to as “the Project;” and

WHEREAS, CARTEL and AMERI on October 30th, 2013, reached an agreement for AMERI to do and perform all required tasks and actions to develop and construct the Project as agent and representative of CARTEL by taking such actions as necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of the Project and related activities; and

WHEREAS, CARTEL and AMERI now desire to establish and set forth the compensation to be paid to AMERI as a fee for its services, together with other standards, covenants, policies, allocations of responsibility and protocols relevant thereto.

NOW THEREFORE, in consideration of the following covenants and duties to be performed by each party, and with the intention to be bound legally hereby, CARTEL and CARTEL agree as follows:

1.

AMERI as the agent and representative of CARTEL shall do perform all required tasks and actions to develop and construct the Project as agent and representative of CARTEL without limitation by taking such actions as necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of the Project and related activities.  The specifications, designs, construction standards, subcontractor agreements, insurance requirements, hiring and employment policies and similar items shall be developed by AMERI, subject to approval by CARTEL, and as necessary offered for review and approval by appropriate governmental and regulatory agencies.

2.

AMERI shall assure that the Project is constructed according to specifications and requirements imposed by the Federal Railroad Administration (FRA).  The work done by AMERI through itself, its contractors, subcontractors, agents, employees and affiliated organizations, shall be subject to inspections as mandated by law to demonstrate compliance with all applicable standards.  AMERI shall be responsible for coordinating all construction of the Project including construction work performed by subcontractors and others.  AMERI shall supervise all phases of the construction of the Project, and it shall be responsible to CARTEL for all acts or omissions of its employees, subcontractors, agents, consultants and other parties under its control.  AMERI shall contract with all subordinate parties in its own name and behalf and not in the name of or on behalf of CARTEL unless later agreed upon by the parties.  AMERI shall provide to CARTEL, on an on-going basis, a list of all subcontractors and others engaged by AMERI for work on the project, together with correct and complete copies of all contracts and agreements with such parties.

3.

The engagement of any subcontractor or subordinate parties for work on the project shall not excuse AMERI from complying in all respects with this contract.  AMERI shall have full responsibility for every portion of the construction of the Project furnished or performed by any subcontractor or subordinate party and every act or omission (whether willful, negligent or otherwise) of AMERI’s employees, subcontractors and their employees, and all other parties engaged for work upon the Project.  All construction, acts and omissions of any party participating in the construction of the Project shall be deemed those of AMERI for the purposes of this agreement.   AMERI shall be responsible for assuring that the construction of the Project is performed in a good and workmanlike manner and in accordance with the highest standards of care for the industry.  AMERI shall take all reasonable precautions to prevent injury, damages or loss to persons or property throughout the Project, including especially issues of environmental protection.

4.

The term of this Agreement shall continue until the completion of the Project and thereafter unless and until terminated by mutual agreement of CARTEL and AMERI and it may continue into perpetuity if not so terminated.

5.

The parties agree that the face amount of the contract between them for CARTEL to complete the Projects shall be determined by the face amount of each Master Trust Indenture less unrelated construction and land coast at cost plus forty percent (40%), plus two percent (2%) over the adjustment for the increase in inflation regardless of the cost to AMERI to perform the required services hereunder.

In no event, will the profits to AMERI. from the projects, shall be less then forty percent (40%), plus two percent (2%) over the adjustment for the increase in inflation. Construction contract is based upon 97% of the face amount of each Master Trust Indenture over course of construction period. amounts payable by CARTEL shall be due fifteen (15) days from the date of the submission of invoices from AMERI to CARTEL, time being of the essence.  For any payments received after the fifteenth (15th) day, a late fee of five percent (5%) of the unpaid amount if paid within ten (10) days thereafter; and any amounts paid after said ten-day period shall accrue late fees at the rate of eighteen percent (18) per annum plus a collection fee of three percent (3%) and attorney’s fees of five percent (5%) of the unpaid balance.  A deposit of Ten Dollars ($10.00) shall be paid by CARTEL to AMERI upon the execution of this agreement; with a subsequent payment of three percent (3%) of the face amount of the contract upon the bond funding for the initial phase of the project; and a subsequent payment of an additional two percent (2%) of the face amount of the contract upon mobilization of the project. These percentages shall apply to the first phase and to all subsequent phases of the project.

6.

The parties agree that this Agreement is not intended to create, nor shall it create, a partnership between them or any business relationship other than that specifically created by the terms hereof.  Likewise, no partnership or other business relationship shall be created between CARTEL, AMERI and any subcontractors or subordinate parties contracted to work on the Project.

7.

The business and affairs of the Project shall be controlled by AMERI without the requirement that the approval of CARTEL be obtained for any actions taken, subject only to the submission of such reports and accountings being furnished by AMERI to CARTEL as the parties may agree from time to time.  Detailed and complete records of all aspects of the Project shall be kept by CARTEL and AMERI for their use and for inspection by any third parties, agencies, regulators or others authorized by law or agreement to access them.

8.

AMERI may conduct the business of the Project from such location or locations as it may elect, whether in the State of Delawer, the Commonwealth of Pennsylvania, or elsewhere.  However, as stated below, Pennsylvania law shall govern this agreement.

9.

AMERI may act through such subagents and subcontractors, attorneys and representatives as it deems necessary in its sole discretion; and to compensate such parties under such terms as it may agree.

10.

The funding for the Project shall be raised through the issuance of bonds through a marketing plan determined by AMERI, and all proceeds thereof shall be deposited in custodial accounts administered by fiduciaries and according to such terms as CARTEL TRUST shall institute for the safekeeping and distribution according to sound business practices.  AMERI shall act as Sponsor for the CARTEL Direct Offering and Bond Issuer.

11.

As stated above, AMERI shall maintain current and complete records of all aspects of its performance on behalf of CARTEL and in furtherance of the Project, with such records being available to CARTEL and to other parties as legally required.  This shall include all fiscal and financial records.  Such records shall be examined and audited by independent auditors and accountants selected by CARTEL, with such statements of account being rendered as required by good accounting practices.

12.

AMERI shall comply with all legal requirements of all applicable agencies and jurisdictions for the project, including but not limited to labor and hiring practices, compensation of subcontractors and workers, and taxes and insurance.  In order to assure such compliance, AMERI may employ attorneys and advisors as it may in its sole discretion determine, securing such legal advice and opinions as will reasonably protect the Project and the parties thereto.

13.

The parties recognize that this agreement is intended to be supplemented, augmented and subject to possible amendment and modification from time to time during the development of the Project and its construction.  The parties agree for themselves, their agents, employees, subcontractors, affiliated parties and assigns, that they will execute promptly any documents, amendments, supplements, schedules, additions or other material reasonably required to be executed in order to carry out this agreement and the construction of the Project.

14.

It is the intention of the parties that at any time during the term of this Agreement, AMERI shall have the option, upon thirty (30) days’ notice to CARTEL, to purchase the Project from CARTEL including the right to receive all income and other income from operations.  The terms of such purchase shall be negotiated and determined by the parties at the time that said notice is given to CARTEL, and they covenant that they will negotiate the same in good faith.  The purchase of the Project by CARTEL shall be under and subject to all liens and encumbrances of record, which CARTEL agrees to pay from the income of the Project; however, AMERI shall not be required to assume any liens or encumbrances as against its separate funds and assets that are separate from the Project.  It is also understood by the parties that the State or states may have the authority under the Resolution by the governing body of the state that are the basis for the Project to take over the Project at anytime, subject to all liens, encumbrances, contracts, claims and other contingencies then in place, which the State or states would then be legally bound to pay.  When at some point in the future all encumbrances upon the Project have been paid and retired, it is the further understanding of the parties that at that time the Project is to be turned over to full ownership by the State or states as contemplated by the Resolution.

15.

This Agreement shall be construed according to and governed by the laws of the Commonwealth of Pennsylvania.  Venue for any legal actions between the parties involving this Agreement and/or the Project shall be in York County, Pennsylvania.

16.

This Agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party hereto shall be bound by nor charged with any oral or written agreements, representation, warranties, statements, promises or understandings not specifically set forth in this Agreement.  This Agreement may not be amended, altered or modified except by a writing signed by both parties.

17.

Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited  in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to CARTEL:

Shah Mathias, President

P.O. Box 124

Red Lion, PA 17356

If to AMERI:

James Becker, President

C/o ISL

3500 South DuPont Highway

Dover, DE 19901

Any party hereto may change its address for purposes of this paragraph by written Notice given to the other in the manner provided above.

18.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

19.

If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

20.

Each party hereto agrees to do all acts and things and to make, execute, and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

 ENITIES LISTED ON ATTCEHED EHXBIT  “A “.

By:

                                                                               Shah Mathias, President

Ameri Metro, INC.

By:

       Naresh Mirchandani, CFO and Director